PROSPECTUS                                    Filed pursuant to Rule 424(b)(3)
                                              Registration File No. 333-58219


                           CREATIVE BIOMOLECULES, INC.
                5,939,227 SHARES OF COMMON STOCK, $.01 PAR VALUE

     This Prospectus relates to the offer and sale by certain persons listed herein as "Selling Stockholders" (the "Selling Stockholders") of shares (the "Shares") of Common Stock $.01 par value per share (the "Common Stock"), of CREATIVE BIOMOLECULES, INC. ("CREATIVE BIOMOLECULES" or the "Company"), issuable upon conversion of the Company's Series 1998/A Convertible Preferred Stock, $.01 par value per share (the "Series 1998/A Preferred Stock") acquired by the Selling Stockholders on May 27, 1998, consisting of up to 5,939,227 shares of Common Stock issuable upon conversion of the Series 1998/A Preferred Stock and an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Series 1998/A Preferred Stock by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The Shares may be offered by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. The Series 1998/A Preferred Stock and the Common Stock issuable upon conversion of the Series 1998/A Preferred Stock have been and will be issued in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) or 3(a)(9) thereof or otherwise. See "Selling Stockholders" and "Plan of Distribution." The Shares are being registered by the Company pursuant to the registration rights granted to the Selling Stockholders.

     The Shares may be offered and sold by the Selling Stockholders from time to time in transactions on The Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses (other than selling commissions or discounts) in connection with the registration and sale of the Shares being offered by the Selling Stockholders, estimated at $50,000.00. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.

     The Common Stock of the Company is traded on The Nasdaq National Market under the symbol "CBMI." On June 26, 1998, the last sale price for the Common Stock as quoted on The Nasdaq National Market was $4.625 per share.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commission or discounts under the Securities Act.

NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.


                  The date of this Prospectus is July 17, 1998

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                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement which the Company has filed with the Commission under the Securities Act and to which reference is hereby made; certain parts of this Prospectus have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the shares offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission in Washington, D.C. Such reports, proxy materials and other information concerning the Company filed in accordance with the Exchange Act and the Registration Statement and exhibits and schedules thereto may be inspected, without charge, at the public reference facility maintained at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and on request, at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission also maintains a web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.


         PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

     The information contained in this Prospectus as well as in the documents incorporated herein by reference is qualified in its entirety by the more detailed information and financial data, including "Risk Factors," appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. In addition to historical information contained herein, this Prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors." The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



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


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated herein by reference:

     1. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, filed with the Commission on May 14, 1998;

     2. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 30, 1998;

     3. The Company's Current Report on Form 8-K, filed with the Commission on June 5, 1998; and

     4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on December 3, 1992, including any amendments or reports filed for the purpose of updating such description.


     In addition to the foregoing, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to CREATIVE BIOMOLECULES, INC., 45 South Street, Hopkinton, Massachusetts, 01748, Attn: Chief Financial Officer, telephone (508) 782-1100.




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                               PROSPECTUS SUMMARY


     The following is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and by the more detailed information and financial statements appearing in the documents incorporated herein by reference. As used herein, unless the context otherwise requires, references to the "Company" or "CREATIVE BIOMOLECULES" include CREATIVE BIOMOLECULES, INC., a Delaware corporation, and its subsidiary. An investment in the Shares offered hereby involves a high degree of risk. This Prospectus, including the documents incorporated herein by reference, contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed under the heading "Risk Factors" as well as those discussed elsewhere in this Prospectus and in the documents incorporated herein by reference.


                                   THE COMPANY


     CREATIVE BIOMOLECULES, INC. ("CREATIVE BIOMOLECULES" or the "Company") is developing products for the regeneration and restoration of human tissues and organs based on morphogenic proteins identified and characterized by the Company. The Company's lead morphogenic protein, OP-1, has been shown to induce formation of several types of tissues including bone, cartilage, kidney, tooth and brain. For orthopaedic and dental applications of OP-1, the Company's corporate partner is Stryker Corporation ("Stryker"), a leading surgical and medical products company. Stryker has completed a pivotal trial to evaluate the use of an OP-1 device as a bone graft substitute for severe fractures. Stryker has initiated filing of a Pre-Market Approval ("PMA") application with the United States Food and Drug Administration ("FDA"). Stryker is conducting additional clinical trials in orthopaedic applications of OP-1 devices, as well as preclinical studies in cartilage regeneration. The Company's corporate partner in development of renal disease therapies is Biogen, Inc. ("Biogen"), a leading biopharmaceutical company with expertise in development and commercialization of protein therapies. CREATIVE BIOMOLECULES and Biogen are developing OP-1 products to treat acute and chronic renal failure. In addition to the Stryker and Biogen programs, CREATIVE BIOMOLECULES has proprietary programs in place to develop product candidates for neurological disorders and osteoporosis.

     The Company has discovered a family of morphogenic proteins that initiate the cascade of cellular events responsible for tissue formation. One member of this family is OP-1, a naturally occurring morphogenic protein produced primarily in the kidney. OP-1 has the capacity to trigger the formation or repair of a variety of tissues by activating cells to respond to their specific environment. The activated cells then differentiate and form the type of tissue dictated by their environment. The Company believes that as a result of such action, OP-1 may be helpful in the treatment of defects and diseases involving a number of different types of human tissues and organs. OP-1 was first isolated and characterized by CREATIVE BIOMOLECULES' scientists and is the subject of issued patents covering the protein itself as well as OP-1 based products for certain applications.

     The Company's agreement with Stryker grants Stryker the exclusive right to develop, market and sell OP-1 based products for use in the repair or replacement of bone and joint tissue ("orthopaedic reconstruction") and for use as dental therapeutics. This agreement provides for the payment of royalties to the Company on such sales, grants the Company the exclusive right to supply Stryker's worldwide commercial requirements for such products and provides for research funding to the Company. The Company's agreement with Biogen grants Biogen the exclusive right to develop, manufacture, market and sell OP-1 based products for use in the treatment of renal disease. This agreement provides for payment of royalties to the Company on such sales and provides for milestone payments and research funding to the Company. The Company has retained commercial rights to OP-1 based products for all indications other than orthopaedic reconstruction, dental therapeutics and kidney disorders. The Company's retained applications include neurological disorders such as stroke and metabolic bone diseases such as osteoporosis.



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

ORTHOPAEDIC RECONSTRUCTION AND DENTAL THERAPEUTICS

     The availability of a bone graft material which can induce bone formation is important to successful repair in many orthopaedic applications including open fracture reductions of acute or non-healing fractures, spinal fusions, maxillofacial reconstructions, prosthetic fixations and gap filling procedures. Stryker has completed a pivotal study of an OP-1 bone regeneration product designed to induce new bone formation. This trial was conducted in 122 patients with non-union fractures of the tibia, the major bone of the lower leg. The objective of this trial was to demonstrate that treatment with the OP-1 device could repair non-union fractures of the tibia comparably to autograft, a procedure which involves removal of bone from the hip and implanting that bone at the fracture site to induce healing. The results of the trial, presented in March 1998, demonstrated that the OP-1 bone regeneration product had comparable clinical success to the autograft group without the need for a second invasive procedure to harvest autograft bone. Based on the results of the trial, other clinical and preclinical data, and the Company's development of a commercial scale manufacturing process, Stryker has initiated a modular filing of its PMA application for this OP-1 bone regeneration product. The PMA application is Stryker's formal request to the FDA for approval to market the product. The initial sections of this modular PMA application have been submitted and are currently under review by the FDA.

     In addition to the pivotal trial in non-union fractures, the Company's corporate partner, Stryker, has initiated clinical studies in other bone graft indications. Stryker and the Company are also evaluating the possible role of OP-1 in the treatment of cartilage defects.

     The Company and Stryker are also developing an OP-1 product for the treatment of periodontal disease. Based on completed preclinical studies, the Company believes that an OP-1 product may restore the periodontal tissues necessary to maintain tooth attachment when used in conjunction with standard surgical treatments of periodontal disease.

KIDNEY DISORDERS

     Acute renal failure involves the rapid loss of kidney function and is associated with a high mortality rate. Chronic renal failure, in contrast, is the slow progressive loss of kidney function ultimately resulting in the need for kidney transplantation or dialysis. The high risk of acute renal failure and the substantial costs associated with dialysis therapy represent areas of significant unmet medical and economic healthcare needs. CREATIVE BIOMOLECULES and its partner, Biogen, are developing OP-1 product candidates to treat both acute and chronic renal failure. The Company believes that there is a substantial commercial opportunity for renal therapies that could delay or eliminate the need for costly dialysis treatments. Preclinical studies have shown that OP-1 administration improves kidney function in animal models of both acute and chronic renal failure.

NEUROLOGICAL DISORDERS

     CREATIVE BIOMOLECULES is developing OP-1 and other protein candidates for use in the treatment of stroke and other neurological disorders. Research studies have shown that OP-1 enhances survival of neurons and can promote the establishment of new neuronal connections which aid recovery from brain injury or disease. In several preclinical studies presented in 1997, the Company demonstrated the ability of OP-1 to improve the recovery rate of motor function in an animal model of stroke.

OTHER PROGRAMS

     In addition to its work with the OP-1 protein, the Company has a program underway to develop small molecules that can stimulate the same regeneration results induced by morphogenic proteins via interaction with various steps in the tissue formation cascade. Such small molecule agents may provide appropriate therapies for


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

chronic renal failure, osteoporosis and chronic neurological diseases. The Company is also investigating the role in tissue formation of other related morphogenic proteins in its proprietary portfolio.

     The Company's principal offices are located at 45 South Street, Hopkinton, Massachusetts 01748, and its telephone number is (508) 782-1100. The Company is the successor to a California corporation of the same name organized in 1981. In 1987, the Company completed a corporate reorganization and became a Delaware corporation.




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                                  RISK FACTORS

     An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information included or incorporated by reference in this Prospectus, prospective investors should consider carefully the following risk factors before purchasing the Common Stock offered hereby. This Prospectus, including the documents incorporated herein by reference, contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this Prospectus and in the documents incorporated herein by reference.

EARLY STAGE OF DEVELOPMENT

     CREATIVE BIOMOLECULES has not yet generated revenues from the commercialization of its products, and there is substantial uncertainty regarding the timing and amount of any such future revenues. Although the Company cannot predict with accuracy the timing of marketing approval for any products under development, the first such approval is not expected until late 1999 at the earliest and no significant product revenues or royalties will be generated before such approval is obtained. There can also be no assurance that the Company's products will be proven safe and effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at reasonable cost, be marketed successfully or achieve customer acceptance. Moreover, there can be no assurance that government health administration authorities, private health care providers or other third party payors will accept the Company's products, even if the Company's products prove to be safe and effective and are approved for marketing by the FDA and other regulatory authorities.

RELIANCE ON LEAD PRODUCT CANDIDATE

     The Company's research and development resources are primarily dedicated to its programs based on its proprietary recombinant morphogenic protein, OP-1, the Company's lead product candidate for several potential therapeutic indications. Progress in the area of orthopaedic reconstruction is within the control of Stryker Corporation ("Stryker") and progress in the area of renal disease is within the control of Biogen, Inc. ("Biogen"). Stryker and Biogen are the Company's collaborative partners. Significant delays in Stryker's efforts to obtain regulatory approval for the commercialization of OP-1 or Biogen's preclinical trials of OP-1, unfavorable results in these trials or clinical trials, failure to obtain regulatory approval for the commercialization of OP-1 products or failure to achieve market acceptance of OP-1 would have a material adverse effect upon the Company. See "-- Dependence on Efforts of Stryker and Biogen and Other Collaborative Partners to Commercialize Products."

CONTINUING OPERATING LOSSES AND ACCUMULATED DEFICIT

     The Company has experienced significant operating losses since its inception and, as of March 31, 1998, had an accumulated deficit of approximately $93.0 million. The Company expects its operating expenses to increase and its operating losses to continue over the next several years as it expands its research and development, clinical testing and manufacturing efforts. The Company's ability to achieve profitability is dependent in large part on obtaining regulatory approvals for its products and entering into agreements for product development and commercialization. There can be no assurance that the Company will ever become profitable.

UNCERTAINTIES RELATED TO COMPANY'S ABILITY TO RAISE ADDITIONAL NECESSARY CAPITAL

     The Company has spent and expects to continue to spend substantial funds for continuation of the research and development of product candidates, preclinical and clinical testing, the establishment of commercial-scale manufacturing facilities, and filing, prosecuting and enforcing patent claims. The Company may also require additional funds in order to acquire technologies or products that complement the Company's efforts. To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets or make



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collaborative arrangements with corporate partners or from other sources. See
"-- Reliance on Collaborative Arrangements as a Part of the Company's Funding Strategy." No assurance can be given that such additional funds will be available to the Company on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of financing, the Company's business will be materially adversely affected and the Company may be required to delay, scale back or eliminate one or more of its development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise retain for itself. If additional funds are raised by issuing equity securities, further substantial dilution to existing stockholders may result.

RELIANCE ON COLLABORATIVE ARRANGEMENTS AS A PART OF THE COMPANY'S FUNDING
STRATEGY

     The Company has relied and plans to continue to rely on collaborative arrangements with established health care companies to fund a portion of its research and development. Pursuant to such arrangements, the Company would seek to have collaborative partners provide capital in exchange for certain technology, product, manufacturing and/or marketing rights related to the collaborative research. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements or that such collaborative arrangements will succeed.

     The Company's collaborative partners, Stryker and Biogen, have provided a substantial portion of the Company's revenues during the past several years. The Company anticipates that a significant portion of its research revenues for the next several years will be derived from Stryker and Biogen. However, such continued funding is dependent upon the Company performing research for Stryker and Biogen and supplying material for preclinical and clinical testing by Stryker and Biogen. There can be no assurance that the Company will satisfy the requirements for the receipt of payments from Stryker and Biogen. If the Company does not receive anticipated payments from Stryker and Biogen and does not receive adequate additional funds, the Company's business would be materially adversely affected. The Company and Stryker are currently involved in discussions regarding the future research work plans between the parties. In connection with such discussions the parties have agreed to extend the most recent research work plan until September 30, 1998. There can be no assurance that the Company and Stryker will enter into a mutually agreeable work plan in the future. See "-- Uncertainties Related to Company's Ability to Raise Additional Necessary Capital."

DEPENDENCE ON EFFORTS OF STRYKER AND BIOGEN AND OTHER COLLABORATIVE PARTNERS TO COMMERCIALIZE PRODUCTS

     The Company's collaborative arrangements with Stryker and Biogen provide, and future arrangements between the Company and other collaborative partners may provide, that the collaborative partner complete product development, perform clinical trials, obtain regulatory approvals and market products resulting from such collaboration. The Company does not control the amount of resources or the schedule of product development in its collaborations with Stryker and Biogen and may not be able to control the efforts that any future collaborative partners may devote to their respective programs with the Company. The timing and amount of any future royalties and manufacturing revenues of the Company with respect to product development pursuant to such collaborative arrangements will therefore depend on the level of commitment, timing and success of such collaborative partners' efforts. Should Stryker, Biogen or any other collaborative partner fail to develop and to commercialize marketable products successfully, the Company's business would be materially adversely affected.

COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

     The biotechnology and pharmaceutical industries are rapidly evolving fields in which developments are expected to continue at a rapid pace. Competitors of the Company in the United States and abroad are numerous and include, among others, pharmaceutical and biotechnology companies, universities and other research institutions. The Company's success depends upon developing and maintaining a competitive position in the development of products and technologies in its areas of focus. Competition from other biotechnology and pharmaceutical companies is intense and is expected to increase as new products enter the market and as new technologies are discovered and commercialized. The Company's competitors may develop technologies and products that are more effective than any which have been or are being developed by the Company, or that render the Company's technologies or products obsolete or noncompetitive. Furthermore, the Company's competitors may obtain patent protection or other intellectual property rights that block the Company from developing its potential products, or they may obtain regulatory approval for the commercialization of their products more rapidly or for a wider array of indications than those obtained by the Company. Finally, many of these competitors have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than the Company.

     Other companies are engaged in the research and development of morphogenic proteins for various applications. The Company is aware that Genetics Institute, Inc. ("Genetics Institute"), a wholly-owned subsidiary of American Home Products Corporation, is pursuing the development of bone morphogenetic proteins. Genetics Institute has also entered into relationships with Yamanouchi Pharmaceuticals Co., Ltd. and Sofamor Danek Group, Inc. covering development and marketing of bone morphogenetic proteins. The Company believes that other biopharmaceutical companies also are developing recombinant human proteins, primarily growth factors, for use in the local repair of orthopaedic and skeletal defects and in other indications. A number of other companies are pursuing traditional therapies that may compete with the Company's products, including autografts, allografts and electrical stimulation devices for the repair of orthopaedic and other skeletal defects.

LACK OF EXPERIENCE IN COMMERCIAL MANUFACTURING; UNCERTAINTY AS TO TRANSITION TO COMMERCIAL PRODUCTION

     The Company has not yet introduced any products commercially and has never engaged in large-scale commercial manufacturing. To be successful, the Company's products must be manufactured in commercial quantities, at acceptable costs and in compliance with regulatory requirements. There can be no assurance that the Company's manufacturing facility in Lebanon, New Hampshire will meet the Company's future needs or those of its collaborative partners. In addition, manufacturing facilities must be inspected and, in some cases, licensed by the U.S. Food and Drug Administration (the "FDA") prior to the production of commercial products and must be operated in compliance with current Good Manufacturing Practices ("cGMP") for any products manufactured for either clinical research or commercial use. No assurance can be given that the Company will be able to make the transition to commercial production successfully.

LACK OF COMMERCIAL SALES AND MARKETING EXPERIENCE

     The Company does not have experience in marketing, sales or distribution of commercial products. To market any of its products, the Company will need to develop a substantial marketing and sales force or will have to arrange for third parties to market and distribute its products. To the extent that the Company determines not to, or is unable to, arrange third party distribution for its products, significant additional expenditures, management resources and time will be required to develop a sales force. There can be no assurance that the Company will be able to establish such a sales force or be successful in gaining market acceptance for its products.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

     The biotechnology and pharmaceutical industries place considerable emphasis on obtaining patent and maintaining trade secret protection for new technologies, products and processes, and the Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. In addition to the Company's own patents and patent applications, Stryker has exclusively and irrevocably licensed rights in certain patents and patent applications to the Company. The Company expects to seek additional patents in the future, but there can be no assurance as to the Company's success or timeliness in obtaining any such patents or as to the breadth or degree of protection which any such patents may afford the Company. The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. Accordingly, there can be no


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

assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to the Company, or that such patents will not be challenged, invalidated or infringed. Furthermore, there can be no assurance that others will not independently develop similar products and processes, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is adverse to the Company, the Company's business could be materially adversely affected. To determine the priority of inventions, the Company also may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial cost to the Company.

PATENT INFRINGEMENT RISK

     The Company may be subject to claims that it infringes the patents of others. Competitors of the Company may obtain patents claiming products or processes that are necessary for or useful to the development, use or manufacture of the Company's products. Such competitors could bring legal actions against the Company claiming infringement and seeking damages and injunctive relief. The Company may be required to obtain licenses from others to continue to develop, manufacture or market its products or may be required to cease those activities. There can be no assurance that the Company will obtain such licenses on acceptable terms, if at all. There can be no assurance that the Company's current and proposed future activities in the field of morphogenic proteins will not be challenged in the future in the United States or abroad, that the Company necessarily will prevail in any such challenge, that patents have not issued or will not issue containing claims which may materially constrain the proposed activities of the Company, or that the Company will not become involved in costly, time-consuming litigation or interference proceedings regarding patents in the field of morphogenic proteins, including actions brought to challenge or invalidate the Company's own patent rights.

POTENTIAL INABILITY TO PROTECT UNPATENTED TECHNOLOGY

     The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, in certain cases, inventors' rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise be disclosed to, or discovered by, competitors.

NO ASSURANCE OF FDA APPROVAL; COMPREHENSIVE GOVERNMENT REGULATION

     The production and marketing of products developed through the Company's technologies and its ongoing research and development activities are subject to regulation by numerous federal, state and local governmental authorities in the United States and by similar regulatory agencies in other countries where the Company or any collaborative partner may be testing or intend to test and market products which have yet to be developed. All of the Company's products require governmental approvals for commercialization which have not yet been obtained. Clinical trials and manufacturing of many of the Company's products will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. The regulatory process, which includes preclinical testing and clinical trials of each potential product to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon changes in regulatory policy for product approval during the period of product development and regulatory review. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any products developed utilizing the Company's technologies. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Regulatory approval of product prices is required in many countries outside the United

States. There can be no assurance that such regulatory limitations will not prevent the Company and its collaborative partners from realizing an adequate return on their investment in product development.

USE AND DISPOSAL OF HAZARDOUS MATERIALS

     The Company is subject to numerous environmental and safety laws and regulations, including those governing the controlled use and disposal of hazardous materials such as radioactive compounds, toxins and other chemicals used in the Company's research, development and manufacturing activities. Any violation of, and the cost of compliance with, these regulations could adversely impact the Company's operations. While the Company believes that its safety procedures relating to the handling and disposing of such materials comply with applicable regulatory standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. If such an accident were to occur, the Company could be held liable for any resulting damages and any such liability could exceed the resources of the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends in large part upon Michael M. Tarnow, its President and Chief Executive Officer, and Charles Cohen, Ph.D., its Chief Scientific Officer. The loss of the services of either of these key employees could have a material adverse effect on the Company. The Company is also dependent on certain key management and scientific personnel, the loss of whose services could significantly impede the achievement of its development objectives. The Company's continued expansion in areas and activities requiring additional expertise will necessitate the recruitment of additional management and scientific personnel. There can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms, given the high level of competition for such personnel among numerous pharmaceutical and biotechnology companies, government entities and research and academic institutions.

DEPENDENCE ON ACADEMIC COLLABORATORS

     The Company has relationships with academic collaborators who investigate the potential utility of the Company's proprietary technology for various therapeutic applications. The Company's academic collaborators are not employees of the Company. The Company has limited control over their activities, and only limited amounts of their time are dedicated to the Company's projects. The Company's academic collaborators may have relationships with other commercial entities, some of which compete with the Company. Although the precise nature of each relationship varies, the academic collaborators and their primary affiliated institutions generally sign agreements which provide for confidentiality of the Company's proprietary technology and results of studies. There can be no assurance, however, that the Company will be able to maintain the confidentiality of its technology or study results in connection with every collaboration, and dissemination of such technology or study results could have an adverse effect on the Company's business. Also, the Company seeks to obtain exclusive rights to license developments that may result from these studies. However, there can be no assurance that such licenses will be available on acceptable terms, if at all.

UNCERTAINTY OF REIMBURSEMENT

     The ability of the Company and its collaborative partners to commercialize the Company's products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable the Company and its collaborative partners to maintain price levels sufficient to realize an appropriate return on its investment in product development.

PRODUCT LIABILITY INSURANCE

     The testing, marketing and sale of health care products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against the Company. The Company currently maintains product liability insurance at a level which the Company believes is consistent with industry practice. However, such existing coverage may not be adequate as the Company continues to pursue clinical testing of its potential products or seeks to commercialize products. In addition, there can be no assurance that the Company will be able to maintain or increase its current insurance coverage in the future on acceptable terms or that any claims against the Company will not exceed the amount of such coverage.

VOLATILITY OF STOCK PRICE

     The market prices for securities of biotechnology companies have been volatile. The market price for the Company's Common Stock has fluctuated significantly since public trading commenced in 1992, and it is likely that the market price will continue to fluctuate in the future. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential clinical trial and medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors may have a significant impact on the Company's business and on the market price of the Common Stock. In addition, the Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results, due primarily to the timing of revenue received under its manufacturing contract with Biogen. The Company believes that fluctuations in quarterly results may cause the market price of its Common Stock to fluctuate substantially.

SHARES ELIGIBLE FOR FUTURE SALE

     Substantially all of the Company's shares are eligible for sale in the public market. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. As of June 26, 1998, there were options outstanding to purchase 5,400,038 shares of Common Stock with an average exercise price of $5.37 per share, and warrants to purchase 841,596 shares of Common Stock with an average exercise price of $2.385 per share. Additional shares may also become available for sale in the public market from time to time in the future. Exercise of such options and warrants would dilute the percentage ownership of existing holders of Common Stock and the sale of such shares could have a significant adverse effect on the market price of the Common Stock.

POSSIBLE DILUTION FROM CONVERSION OF SERIES 1998/A PREFERRED STOCK

     The number of shares of Common Stock issuable upon conversion of the Series 1998/A Preferred Stock is not fixed and may result in substantial dilution to current stockholders. The sales of the underlying shares of Common Stock could adversely affect the market price of the Common Stock. As of June 26, 1998, 25,000 shares of the Company's Series 1998/A Preferred Stock were issued and outstanding. Each share of the Series 1998/A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing $1,000 plus an amount accrued from the issuance date to the conversion date of such share of Series 1998/A Preferred Stock by the then current conversion price (which is determined by reference to the then current market price). If converted on June 26, 1998, the Series 1998/A Preferred Stock would have been convertible into approximately 5,547,505 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock, subject to an aggregate limitation of 6,701,170 shares of Common Stock (subject to adjustment for stock splits and the like) unless issuance of a greater number of shares of Common Stock is approved by the Company's stockholders in accordance with the requirements of Nasdaq or waived by Nasdaq (the "Maximum Share Amount"). Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series 1998/A Preferred Stock. The shares of Series 1998/A Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of Common Stock into which the Series 1998/A Preferred Stock may be converted are being registered for resale pursuant to this Registration Statement. In the event the Company is not able to register the underlying Common Stock or the holders of the Series 1998/A Preferred Stock are otherwise unable to sell the underlying Common Stock under certain circumstances, the Company could be subject to various obligations, including the obligation to redeem shares of Series 1998/A Preferred Stock if required by the holders of shares of Series 1998/A Preferred Stock.

ABSENCE OF DIVIDENDS

     The Company has not paid any cash dividends on the Common Stock since inception and does not anticipate paying cash dividends in the foreseeable future.

ANTI-TAKEOVER PROVISIONS

     The Board of Directors has the authority to issue shares of preferred stock with rights and preferences, including dividend and liquidation rights, senior to those of the Common Stock without further action by the stockholders of the Company. In addition, the Company's Restated Certificate of Incorporation and Restated Bylaws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit future prices that certain investors might be willing to pay for shares of Common Stock. These provisions, which include classification of the Board of Directors, could also make it more difficult for stockholders to change the management of the Company or to effect certain transactions. Certain provisions of Delaware and Massachusetts corporate law also may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

IMPACT OF YEAR 2000

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to be modified to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

     The Company has conducted a review of its computer systems to identify those areas that could be affected by the Year 2000 issue. The Company completed implementation of new financial accounting software in the second quarter of 1998, which software has been designed by the vendor to properly process transactions which could be impacted by the Year 2000 problem. The Company presently believes that, with routine upgrades to other existing hardware and software systems, the Year 2000 problem will not pose significant operational problems and costs to complete this process are not material to its financial position or results of operations in any one year. The Company expects to complete these upgrades by mid-1999.

     The Company is in the process of contacting its major suppliers to determine the extent to which the Company may be vulnerable to those parties' failure to timely correct their own Year 2000 problems. To date, the Company is unaware of any situations of noncompliance that would materially adversely affect its operations or financial condition. There can be no assurance, however, that instances of noncompliance which could have a material adverse effect on the Company's operations or financial condition will be identified; that the systems of other companies with which the Company transacts business will be corrected on a timely basis; or that a failure by such entities to correct a Year 2000 problem or a correction which is incompatible with the Company's information systems would not have a material adverse effect on the Company's operations or financial condition.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                                 DIVIDEND POLICY

     The Company has not declared or paid dividends in the past and does not intend to declare or pay dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

     The following table sets forth as of June 29, 1998 certain information with respect to the Selling Stockholders, including (i) the names of the Selling Stockholders, (ii) the number of shares of Common Stock beneficially owned by the Selling Stockholders prior to the offering, and (iii) the maximum number of shares of such Common Stock to be offered hereby. See "Plan of Distribution."

     The Shares being offered hereby by the Selling Stockholders may be acquired, from time to time, upon the conversion of 25,000 shares of the Series 1998/A Preferred Stock which were acquired by them from the Company in a private placement. This Prospectus covers the resale by the Selling Stockholders of the Shares consisting of up to 5,939,227 shares, plus, in accordance with Rule 416 under the Securities Act, such presently indeterminate number of additional shares as may be issuable upon conversion of the Series 1998/A Preferred Stock by reason of stock splits, stock dividends and other similar transactions, including fluctuations in the conversion price of the Series 1998/A Preferred Stock, subject to the Maximum Share Amount. The offer and sale by the Company of the Series 1998/A Preferred Stock pursuant to certain Subscription Agreements, dated as of May 22, 1998 (the "Subscription Agreements"), were made pursuant to an exemption from registration under Section 4(2) of the Securities Act.

                                                                                                        Ownership After
                     Names                        Number of Shares             Maximum Number           the Offering(2)
                  of Selling                        Owned Prior                  of Shares             ------------------
                  Stockholders                     to Offering(1)             Being Offered(1)         SHARES     PERCENT
       -----------------------------------    -------------------------    ------------------------    ------     -------
       Delta Opportunity Fund, Ltd.(3)              2,613,260                    2,613,260               0           0%
       ACI/DA Investors I LLC                         593,923                      593,923               0           0%
       Midway Capital Ltd.(4)                          61,768                       61,768               0           0%
       CCG Capital Ltd.(4)                            124,486                      124,486               0           0%
       CCG Investment Fund Ltd.(4)                    124,486                      124,486               0           0%
       Fisher Capital Ltd.(4)                       1,147,933                    1,147,933               0           0%
       Wingate Capital Ltd.(4)                        617,680                      617,680               0           0%
       Omicron Partners, L.P.                         655,691                      655,691               0           0%

(1) Represents each Selling Stockholder's pro rata portion (based on their ownership of Series 1998/A Preferred Stock) of the 5,939,227 shares of Common Stock being registered hereby. The 5,939,227 shares of Common Stock shown in the above table represent shares which would be issuable to the Selling Stockholders upon conversion of all of the Series 1998/A Preferred Stock assuming a conversion price of $4.525 (which represents the average of the five lowest closing bid prices during the twenty consecutive trading days prior to and including June 29, 1998 and is subject to fluctuations from time to time based on changes in the closing bid price of the Common Stock) including an amount of shares equal to the accrual amount provided in the Certificate of Designations for the Series 1998/A Preferred Stock, accrued for a period of 18 months from the date of issuance. Does not include an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Series 1998/A Preferred Stock by reason of stock splits, stock dividends and other similar transactions, including fluctuations in the conversion price thereof, which shares are registered hereunder pursuant to Rule 416 under the Securities Act. Pursuant to the Company's Certificate of Designations of the Series 1998/A Preferred Stock, no Selling Stockholder can convert Series 1998/A Preferred Stock to the extent such conversion would cause such Selling Stockholder's beneficial ownership of the Common Stock (other than shares deemed beneficially owned through ownership of unconverted shares of the Series 1998/A Preferred Stock) to exceed 4.9% of the outstanding shares of Common Stock.

(2)  Assumes the sale of all of the Shares offered by each Selling Stockholder.

(3) Diaz & Altschul Advisors, LLC, a New York limited liability company ("D&A Advisors"), serves as investment advisor to Delta Opportunity Fund, Ltd. ("Delta") and may be deemed to share beneficial ownership of the Shares beneficially owned by Delta by reason of shared power to dispose of the shares beneficially owned by Delta. D&A Advisors disclaims beneficial ownership of the shares beneficially owned by Delta.

(4) Citadel Limited Partnership is the trading manager of Midway Capital Ltd., CCG Capital Ltd., CCG Investment Fund Ltd., Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entities. Citadel Limited Partnership and each of the Citadel Entities disclaims beneficial ownership of the Shares held by the other Citadel Entities.

                              PLAN OF DISTRIBUTION

     The Shares being offered hereby by the Selling Stockholders were acquired by them from the Company in private placement transactions pursuant to the Subscription Agreements.

     In accordance with registration rights granted to the Selling Stockholders in connection with the Subscription Agreements, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the Shares are no longer required to be registered for the resale thereof by the Selling Stockholders.

     The Company will receive no proceeds from this Offering. The Shares offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. The Shares may be sold from time to time in transactions on The Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Shares as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best efforts basis. Sales of Selling Stockholders' Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

     To the extent required under the Securities Act, the aggregate amount of Selling Stockholders' Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of Selling Stockholders' Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

     From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign such Selling Stockholders' Shares to lenders or others and each of such persons will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Selling Stockholders' Shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' Shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

     A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of the Common Stock by such broker-dealers. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common

Stock. A Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not bid for or purchase shares of Common Stock during a period which commences one business day (five business days, if the Company's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of the Company's Common Stock by such Selling Stockholder.

     The Shares were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.


                          TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C. of East Hartford, Connecticut.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts ("Mintz Levin"). Certain members of Mintz Levin beneficially own an aggregate of 14,000 shares of Common Stock of the Company.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS
                                                                        Page
                                                                        ----
Additional Information............................................       2
Available Information.............................................       2
Safe Harbor Statement.............................................       2
Incorporation of Documents by Reference...........................       3
Prospectus Summary................................................       4
The Company.......................................................       4
Risk Factors......................................................       7
Use of Proceeds...................................................      14
Dividend Policy...................................................      14
Selling Stockholders..............................................      14
Plan of Distribution..............................................      16
Transfer Agent and Registrar......................................      17
Legal Matters.....................................................      17
Experts...........................................................      17

================================================================================


================================================================================


                           CREATIVE BIOMOLECULES, INC.




                               5,939,227 SHARES OF
                          COMMON STOCK, $.01 PAR VALUE




                                ----------------

                                   PROSPECTUS

                                ----------------








                                  JULY 17, 1998


================================================================================